Exhibit 99.1

AmStem Completes $1 Million Bridge Financing To Drive

Launch of Cosmeceutical Facial Cream Product SteMixx™

San Francisco, CA – July 1, 2010 - AmStem Corporation (AMST-OTCBB), a world leader in stem cell research using stem cells collected ethically from umbilical cords immediately after birth, announced today that it has closed on a $1 million bridge financing loan to fund the launch of its flagship product SteMixx,™ a cosmeceutical facial cream that uses Human Conditioned Stem Cell Media (HCSM).

AmStem President David Stark commented, “The proceeds from this bridge funding will be used to continue to build infrastructure, pursue completion of consumer and clinical based studies and to launch our stem cell based cosmeceutical facial cream product SteMixx™ and will give us some new working capital.”

Mr. Stark continued “We announced last week the initial U.S. consumer study of SteMixx™, which has shown excellent results for those who have used it in Korea. We are excited and proud to be able to introduce SteMixx to the American public. We are pleased that we had significantly more applicants apply for the trial and now that the participants have been qualified and selected the trial is underway.”

The Company’s initial plans are to vigorously develop e-commerce and retail platforms for initial sales and expand into a partnership with a major distributor later this year. According to industry experts, the U.S. cosmeceutical market is expected to reach $7.6 billion in sales in 2010.

SteMixx™ , along with an extensive line of other cosmeceutical and hair restoration products, was developed by Dr. Han Hoon, CEO of Histostem, Ltd., in Seoul, Korea. Histostem operates one of the largest cord blood banks in the world with over 80,000 units stored for personal and unrelated transplant uses.

SteMixx™ has been approved by the Korean FDA as a “functional cream” for the treatment associated with reducing the appearance of fine lines, deep lines and other age-related imperfections. It is formulated as a “professional strength” product, with one of the highest concentrations of HCSM available on the market. AmStem is currently in the process of completing consumer based studies conducted in the United States for the purpose of validating these claims and expects to formally introduce the product in the European and the U.S. market in time for the end of year holiday season.

Those looking to learn more about SteMixx and the other products in AmStem’s stem cell based line of cosmeceuticals may visit www.amsteminc.com

Stonegate Securities, Inc., Dallas, Texas acted as AmStem’s financial advisor in arranging the bridge financing.

About AmStem Corporation

AmStem Corporation is registered in the State of Nevada with offices in San Francisco, California and Seoul, Korea. The Company is a world leader in the area of stem cell research using stem cells derived from the umbilical cord immediately after birth. The Company has 19 U.S. and international patents related to stem cell processing, application and clinical treatments. AmStem owns one of the largest cord blood stem cell banks in the world with more than 80,000 cord blood units stored in Korea. The facility in Korea is highly accredited including Korean FDA approval (KFDA). The units of cord blood are processed and stored by the Company for use in unrelated transplant for personal storage and use in the family setting for transplant and regenerative medicine. The Company is developing a line of cosmeceuticals based upon its proprietary stem cell technology and sourcing its own materials from its expansive operation in Korea. The Company has treated more than 800 people in clinical trials for purposes of developing its patent portfolio.

An investment profile on AmStem may be found at http://www.hawkassociates.com/profile/amst.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

For more information contact AmStem CFO Andrew Norstrud at (813) 283-2556 or Tom Fox at Hawk Associates at (305) 451-1888 or visit: http://amsteminc.com.

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for AmStem Corporation may be forward-looking statements that involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, successfully complete clinical trials, our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capability or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in the press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.